P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Chuck Sulerzyski
February 16, 2022		President and CEO
(740) 374-6163

PEOPLES BANK TO ACQUIRE VANTAGE FINANCIAL, LLC
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MARIETTA, Ohio - Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) announced today that its wholly owned subsidiary, Peoples Bank, has entered into a definitive agreement to acquire Vantage Financial, LLC (“Vantage”), a nationwide provider of equipment financing headquartered in Excelsior, Minnesota. Under the terms of the agreement, Peoples Bank will purchase 100% of the equity of Vantage for total cash consideration of $54 million. Peoples Bank will also repay approximately $21 million in recourse debt on behalf of Vantage. Vantage offers mid-ticket equipment leases primarily for business essential information technology equipment across a wide-array of industries and had lease assets of approximately $147 million as of December 31, 2021.

Upon completion of the transaction, Vantage will become a subsidiary of Peoples Bank. The substantial majority of Vantage’s current leadership and associates are expected to continue in their positions, led by Vantage co-founder and CEO, William Foudray. Vantage co-founder and Chairman, Bob Murphy, plans to retire in March 2022 and will not be remaining with the company. As a subsidiary, Vantage will continue to operate under the name Vantage Financial, which will leverage Vantage’s strong brand recognition within the equipment finance industry. The closing of the transaction is subject to customary closing conditions and is expected to occur in March 2022.

As a result of funding synergies, the transaction is expected to be 3% accretive to Peoples’ earnings per share in 2022 and over 6% accretive to 2023 earnings per share. In addition, the transaction will result in approximately 8% tangible book value dilution with a projected earn-back of less than four years.

“We are excited to welcome Bill and his highly talented team to Peoples and look forward to Vantage continuing its impressive track record of originating high quality assets,” said Chuck Sulerzyski, President and Chief Executive Officer of Peoples. He continued, “The addition of Vantage to the Peoples suite of product offerings will allow us to build upon our recent success with our North Star Leasing acquisition, while also becoming a top 100 U.S. leasing business based on combined assets.”

“My team and I are thrilled with the opportunity to partner with Chuck and the Peoples team. We believe that the combination of our intense focus on achieving above average risk-adjusted returns along with Peoples’ balance sheet will enable Vantage to accelerate on its track record of profitable growth,” Foudray commented. “We look forward to closing the transaction and becoming part of the Peoples team. The increased capabilities and resources for Vantage will benefit our clients, business partners, and employees. Last, we want to thank Bob Murphy for his leadership and many contributions over the years since the two of us founded Vantage in 2011. We wish him all the best in his retirement.”

Vantage’s lease originations have grown by an average of 25% annually from 2016 to 2021. Vantage’s portfolio generated an approximate yield of 6% in 2021, and the net investment of approximately $147 million at

December 31, 2021, was comprised of over 1,000 leases with an average amount financed at origination of approximately $260,000.

Peoples was advised by Hovde Group, LLC and the law firm of Squire Patton Boggs (US) LLP. Vantage and its equity owners were advised by Cherry Tree & Associates, LLC and the law firm of Barack Ferrazzano Kirschbaum & Nagelberg LLP.

About Peoples Bancorp Inc.:
Peoples is a diversified financial services holding company and makes available a complete line of banking, trust and investment, insurance and premium financing solutions through its subsidiaries. Peoples Bank has been headquartered in Marietta, Ohio since 1902. Peoples has established a heritage of financial stability, growth and community impact. Peoples had $7.1 billion in total assets as of December 31, 2021, and 135 locations, including 119 full-service bank branches in Ohio, Kentucky, West Virginia, Virginia, Washington D.C., and Maryland. Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

About Vantage Financial, LLC:
Vantage is a national lessor of equipment to middle market companies in a variety of industries throughout the United States. Vantage provides its clients with value-added technology leasing solutions based on long-term client and partner relationships built on exceptional service, creativity, and integrity. More specifically, Vantage provide its clients with flexible solutions for the utilization of technology equipment. Headquartered in Excelsior, MN, Vantage has regional offices located around the country to better serve their customers including Guilford CT, Holmdel, NJ, Santa Barbara, CA, Austin and Houston, TX, and Milwaukee, WI. Vantage Financial has been in business since 2011. Learn more about Vantage at www.vantagefncl.com.

Safe Harbor Statement:
Statements made in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are subject to certain risks and uncertainties including, but not limited to, the successful completion and integration of the transaction contemplated in this release, which includes the retention of the acquired customer relationships, adverse changes in economic conditions, the impact of competitive products and pricing and the other risks set forth in Peoples’ filings with the Securities and Exchange Commission. As a result, actual results may differ materially from the forward-looking statements in this news release. These factors are not necessarily all of the factors that could cause Peoples’ actual results, performance, or achievements to differ materially from those expressed in or implied by any of the forward-looking statements. Other unknown or unpredictable factors also could harm Peoples’ results.

Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. If Peoples updates one or more forward-looking statements, no inference should be drawn that Peoples will make additional updates with respect to those or other forward-looking statements. Copies of documents filed with the SEC are available free of charge at the SEC’s website at http://www.sec.gov and/or from Peoples’ website.

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